Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made as of July 13, 2005, by and between THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation ("Interpublic") and FRANK MERGENTHALER ("Executive").

In consideration of the mutual promises set forth herein the parties hereto agree as follows:

ARTICLE I

Term of Employment

1.01      Subject to the provisions of Article VII and Article VIII, and upon the terms and subject to the conditions set forth herein, Interpublic will employ Executive beginning August 1, 2005 ("Commencement Date") and continuing thereafter, subject to termination in accordance with the provisions of Article VII hereof. (The period during which Executive is employed hereunder is referred to herein as the "term of employment"). Executive will serve Interpublic during the term of employment.

ARTICLE II

Duties

2.01	During the term of employment, Executive will:

(i) Serve as Executive Vice President, Chief Financial Officer of Interpublic;

(ii)          Use his reasonable best efforts to promote the interests of Interpublic and devote his full business time and efforts to its business and affairs, provided that he may manage his own investments so long as such activity does not interfere or conflict with the performance of his duties hereunder;

(iii)          Perform such duties as Interpublic may from time to time assign to him consistent with his position;

(iv)          Serve in such other offices of Interpublic as he may be elected or appointed to, consistent with his position; and

(v)          Report directly to the Chief Executive Officer of Interpublic.

ARTICLE III

Regular Compensation

3.01         Interpublic will compensate Executive for the duties performed by him hereunder, by payment of a base salary at the rate of Seven Hundred Fifty Thousand Dollars ($750,000) per annum, payable in equal installments, which Interpublic shall pay at semi-monthly intervals, subject to required withholding for federal, state and local taxes.

3.02         Executive’s compensation will be subject to periodic reviews in accordance with Interpublic’s policies. Interpublic may at any time increase, but not decrease, the compensation paid to Executive under this Article III if Interpublic in its sole discretion shall deem it advisable so to do in order to compensate him fairly for services rendered to Interpublic.

ARTICLE IV

Bonuses

4.01         Executive will be eligible during the term of employment to participate in Interpublic’s Annual Management Incentive Plan, or any successor plan, in accordance with the terms and conditions of the Plan established from time to time. Executive shall be eligible for a target award equal to one hundred percent (100%) of his base salary. The actual award, if any, may vary from zero percent (0%) to two hundred percent (200%) of target, and shall be determined by Interpublic based on Company performance, Executive's individual performance, and management discretion; provided however that his award for 2005 shall not be less than Seven Hundred Fifty Thousand Dollars ($750,000).

ARTICLE V

Interpublic Stock

5.01         As soon as administratively feasible after the Commencement Date, Interpublic will grant to Executive such number of shares of Interpublic Common Stock as shall have an aggregate market value of Six Hundred Twenty-Five Thousand Dollars ($625,000) on the date of grant. Such shares will vest in full on the third anniversary of the date of grant.

5.02         As soon as administratively feasible after the Commencement Date, Interpublic will grant to Executive options to purchase the number of shares of Interpublic Common Stock obtained by multiplying two times the number of shares of Interpublic Common Stock having an aggregate market value of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) on the date of grant. Such options will vest in thirds on each of the second, third and fourth anniversaries of the date of grant.

5.03         Executive will also receive performance-based shares based on Interpublic’s three-year performance. The target number of shares will be based on an aggregate expected value of Six Hundred Twenty-Five Thousand Dollars ($625,000) on the date of grant with the target number of shares determined using a twenty percent (20%) discount to the market price for

Interpublic Common Stock. The actual number of shares to be granted at the end of such three-year period will be based on Interpublic results relative to 2005-2007 metrics to be developed and applied to Interpublic corporate staff generally. Such shares will be fully vested at the time of grant. The performance-based shares will be granted within two and one-half months after the end of the applicable three-year period.

5.04         Beginning in 2006, and concurrent with grants to the executive team, Executive shall participate in the Company’s long-term incentive programs with a total expected annual award value at target of One Million Dollars ($1,000,000). Such award shall be provided in a manner consistent with those provided to the executive team and may comprise stock options, restricted stock, performance-based restricted stock or another form of incentive at the Compensation Committee’s discretion. Awards will be subject to performance and vesting terms and conditions consistent with those generally required of the executive team.

ARTICLE VI

Other Employment Benefits

6.01         Executive shall be eligible to participate in such other employee benefits as are available from time to time to other key management executives of Interpublic in accordance with the then-current terms and conditions established by Interpublic for eligibility and employee contributions required for participation in such benefits opportunities.

6.02         Employee will be entitled to annual paid time off, in accordance with Interpublic’s policies and procedures, to be taken in such amounts and at such times as shall be mutually convenient for Executive and Interpublic.

6.03         Executive shall be reimbursed for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of Interpublic provided that Executive submits all substantiation of such expenses to Interpublic on a timely basis in accordance with standard policies of Interpublic.

6.04         Executive shall be entitled to an automobile allowance of Ten Thousand Dollars ($10,000) per annum, which shall cover all car-related expenses and parking.

6.05         Executive shall be entitled to an annual club allowance of Ten Thousand Dollars ($10,000).

6.06         Executive shall be eligible to participate in the Executive Medical Plus Plan, which includes an annual reimbursement of Two Thousand Five Hundred Dollars ($2,500) for financial planning services.

6.07         Executive shall participate in Interpublic’s Capital Accumulation Plan, with an annual contribution of One Hundred Thousand Dollars ($100,000).

ARTICLE VII

Termination

7.01         Interpublic may terminate the employment of Executive hereunder without Cause (as defined in Section 7.03 hereof) by giving Executive notice in writing at any time specifying a termination date less than twelve (12) months after the date on which such notice is given. In this event Executive's employment hereunder shall terminate on the date specified in such notice and Interpublic shall thereafter pay him a lump sum equal to his annual rate of salary immediately prior to the date of termination under Article III, plus his target award under Section 4.01. Such payment shall be made not later than thirty (30) days following the termination date specified in such notice. Executive shall also be paid at that time an additional amount equal to his target award under Section 4.01 multiplied by the number of days that he was employed by Interpublic during the fiscal year in which his termination date occurred divided by the total number of days in such fiscal year. Executive shall also be entitled to receive any other awards and benefits in accordance with their terms. In addition, for a period of twelve (12) months after the termination date, Executive will be entitled to COBRA coverage. Interpublic agrees to pay or reimburse all Employee related premiums for COBRA coverage.

7.02          (a) Executive may terminate his employment at any time without “Good Reason,” as defined below, by giving notice in writing to Interpublic specifying a termination date not less than six (6) months after the date on which such notice is given, in which event his employment hereunder shall terminate on the date specified in such notice. Provided however, Interpublic may, at its option, upon receipt of such notice determine an earlier termination date. During the notice period, Executive will continue to be an employee, will assist Interpublic in the transition of his responsibilities and will be entitled to continue to receive base salary and to participate in all benefit plans for which an employee at Executive’s level is eligible, and to receive any bonus award that might otherwise be paid in respect of that period,through the termination date. Interpublic may require that Executive not come in to work during the notice period. In no event, however, may Executive perform services for any other employer during the notice period. If Executive terminates his employment without Good Reason, he shall receive in addition to the foregoing, any other rewards and benefits provided hereunder in accordance with their terms.

(b) Executive may terminate his employment at any time for “Good Reason,” as defined below, by giving fifteen (15) days advance notice. In the event of such termination he shall receive the same payments and benefits as are specified in Section 7.01 as if Executive had been terminated by Interpublic without Cause. For purposes of this Agreement “Good Reason” means the following:

(i) any material breach by Interpublic of any provisions of this agreement, upon notice of same by Executive which breach, if capable of being cured, has not been cured within fifteen (15) days after such notice;

(ii) any material diminution of Executive’s authority or responsibilities or any failure of Interpublic to pay or cause to be paid Executive’s base salary, annual bonus or other material compensation or benefit which, in any case, is not cured within fifteen (15) days after notice of such diminution or failure is given by Executive; or

(iii) any relocation of Executive’s principal business office from the Borough of Manhattan, New York, New York.

7.03         Notwithstanding the provisions of Section 7.01, Interpublic may terminate the employment of Executive hereunder, at any time after the Commencement Date, for Cause. For purposes of this Agreement, "Cause" means the following:

(i)             Any material breach by Executive of any provision of this Agreement (including without limitation Sections 8.01 and 8.02 hereof) upon notice of same by Interpublic which breach, if capable of being cured, has not been cured within fifteen (15) days after such notice (it being understood and agreed, without limitation, that a breach of Section 8.01 or 8.02 hereof, shall be deemed not capable of being cured);

(ii)           The acceptance by Executive, prior to the effective date of Executive's voluntary resignation from employment with Interpublic, of a position with another employer, without the consent of the Interpublic Board of Directors;

(iii)	Misappropriation by Executive of funds or property of Interpublic;

(iv)          Fraud, dishonesty, gross negligence, or willful misconduct on the part of Executive in the performance of his duties as an employee of Interpublic; or

(v)	A felony conviction of Executive.

Upon a termination for Cause, Interpublic shall pay Executive his salary through the date of termination of employment, and Executive shall not be entitled to any bonus with respect to the year of termination, or to any other payments hereunder, except for other awards and benefits in accordance with their terms.

7.04         In the event Executive’s employment is terminated at any time after the first anniversary of the Commencement Date either by Interpublic pursuant to Section 7.01 or by Executive pursuant to Section 7.02(b), the equity grants set forth in Sections 5.01 and 5.02 shall immediately vest in full.

7.05         Interpublic’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

ARTICLE VIII

Covenants

8.01         While Executive is employed hereunder by Interpublic he shall not, without the prior written consent of Interpublic, which will not be unreasonably withheld, engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation that is in competition with Interpublic; provided, however, that he may continue to own or may hereafter acquire any securities of any class of any publicly-owned company.

8.02         Executive shall treat as confidential and keep secret the affairs of Interpublic and shall not at any time during the term of employment or thereafter, without the prior written consent of Interpublic, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than Interpublic and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of Interpublic or its subsidiaries or affiliates or their clients and obtained by him in the course of his employment hereunder For this prupose, confidential information shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or (b) required by law to be disclosed..

8.03         All confidential records, papers and documents kept or made by Executive relating to the business of Interpublic or its subsidiaries or affiliates or their clients shall be and remain the property of Interpublic.

8.04         All articles invented by Executive, processes discovered by him, trademarks, designs, advertising copy and art work, display and promotion materials and, in general, everything of value conceived or created by him pertaining to the business of Interpublic or any of its subsidiaries or affiliates during the term of employment, and any and all rights of every nature whatever thereto, shall immediately become the property of Interpublic, and Executive will assign, transfer and deliver all patents, copyrights, royalties, designs and copy, and any and all interests and rights whatever thereto and thereunder to Interpublic.

8.05         For a period of one (1) year following the termination of Executive's employment hereunder for any reason, Executive shall not: (a) directly or indirectly solicit any employee of Interpublic to leave such employ to enter the employ of Executive or of any person, firm or corporation with which Executive is then associated, or induce or encourage any such employee to leave the employment of Interpublic or to join any other company, or hire any such employee, or otherwise interfere with the relationship between Interpublic and any of its employees ,(b) directly or indirectly solicit or handle on Executive's own behalf or on behalf of any other person, firm or corporation, the event marketing, public relations, advertising, sales promotion or market research business of any person or entity which is a client of Interpublic, or to induce any such client to cease to engage the services of Interpublic or to use the services of any entity or person that competes directly with a material business of Interpublic where the identity of such client, or the client’s need, desire or receptiveness to services offered by Interpublic is known by Executive as a part of his employment with Interpublic or (c) accept any form of employment (including as an advisor, consultant or otherwise) with an employer that is in competition with the business of Interpublic. Executive acknowledges that these provisions are reasonable and necessary to protect Interpublic’s legitimate business interests, and that these provisions do not prevent Executive from earning a living.

7.06       If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

8.07         Executive acknowledges that a remedy at law for any breach or attempted breach of Article VIII of this Agreement will be inadequate, and agrees that Interpublic shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach.

8.08         Executive represents and warrants that neither the execution and delivery of this Employment Agreement nor the performance of Executive's services hereunder will conflict with, or result in a breach of, any agreement to which Executive is a party or by which he may be bound or affected, in particular the terms of any employment agreement to which Executive may be a party. Executive further represents and warrants that he has full right, power and authority to enter into and carry out the provisions of this Employment Agreement.

ARTICLE IX

Arbitration

9.01         Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including claims involving alleged legally protected rights, such as claims for age discrimination in violation of the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act, as amended, and all other federal and state law claims for defamation, breach of contract, wrongful termination and any other claim arising because of Executive’s employment, termination of employment or otherwise, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Section 12.01 hereof, and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place in the city where Executive customarily renders services to Interpublic. The prevailing party in any such arbitration shall be entitled to receive attorney’s fees and costs.

ARTICLE X

Assignment

10.01      This Agreement shall be binding upon and enure to the benefit of the successors and assigns of Interpublic. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE XI

Agreement Entire

11.01      This Agreement constitutes the entire understanding between Interpublic and Executive concerning his employment by Interpublic or any of its parents, affiliates or subsidiaries and supersedes any and all previous agreements between Executive and Interpublic or any of its parents, affiliates or subsidiaries concerning such employment, and/or any compensation or bonuses. Interpublic shall reimburse Executive for his reasonable costs and expenses (including legal fees) incurred in connection with the preparation, negotiation and execution of this Agreement. This Agreement may not be changed orally.

ARTICLE XII

Applicable Law

12.01      The Agreement shall be governed by and construed in accordance with the laws of the State of New York.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By:  /s/ Timothy Sompolski

Timothy Sompolski
Executive Vice President,
Chief Human Resource Officer

/s/ Frank Mergenthaler

Frank Mergenthaler